INTERDIGITAL ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2017

Year-over-year Growth in Recurring Revenue, Strong Cash From Operating Activities

WILMINGTON, DE. - October 26, 2017 - InterDigital, Inc. (NASDAQ:IDCC), a mobile technology research and development company, today announced results for the third quarter ended September 30, 2017.
Third Quarter 2017 Financial Highlights

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Recurring revenue grew 5% to $88.5 million, compared to $84.3 million in 2016, primarily driven by an increase in fixed-fee revenue due to new agreements entered into in second half 2016. Recurring revenue consists of current patent royalties and current technology solutions revenue.

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Third quarter 2017 total revenue was $97.3 million, compared to $208.3 million in third quarter 2016. Third quarter 2016 included $124.0 million of past patent royalties, as compared to $8.8 million in third quarter 2017.

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Third quarter 2017 operating expenses were $56.5 million, compared to $51.6 million in third quarter 2016. The increase in operating expenses was primarily due to a $2.7 million increase in costs associated with commercial initiatives and a $1.3 million increase in depreciation and amortization, both of which were primarily attributable to the acquisition of Hillcrest Labs during fourth quarter 2016.

•	Fixed-fee amortized royalties constituted 88% of company's current patent royalties in third quarter 2017, compared to 56% in third quarter 2016.

•	Net income[1] was $35.5 million, or $1.00 per diluted share, compared to $104.5 million, or $2.99 per diluted share, in third quarter 2016.
“This quarter’s results highlight the tremendous stability of our business, emphasizing our company’s continued efforts to manage for the long term,” said William J. Merritt, President and CEO of InterDigital. “The strong visibility over our revenues and future cash flows, given our high fixed-fee revenue contribution and long-term agreements, put us once again in a position to return value to shareholders with last month's announcement of our third dividend increase in the past four years.”
Additional Highlights

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The company's third quarter 2017 effective tax rate was 10.2% compared to 32.3% during third quarter 2016. The change in effective tax rate was attributable to a discrete benefit of $9.1 million primarily related to the reversal of a previously recorded tax reserve.

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In third quarter 2017, the company recorded $104.7 million of cash provided by operating activities, compared to $10.1 million of cash used in third quarter 2016. The company generated $94.9 million of free cash flow[2] in third quarter 2017, compared to $19.2 million of free cash flow used in third quarter 2016. These changes were primarily due to the timing of cash receipts under fixed-fee agreements. Ending cash and short-term investments totaled $967.2 million.

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On September 14, 2017, the company announced an increase in its quarterly cash dividend from $0.30 to $0.35 per share ($1.40 per share on an annual basis), as well as a $100 million increase to its existing stock repurchase program.

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On October 24, 2017, InterDigital received notice of a favorable decision from the Taiwan Fair Trade Commission, stating that the Commission did not find that InterDigital had violated Taiwan’s Fair Trade Act and has closed the investigation that was initiated in 2013.

Conference Call Information
InterDigital will host a conference call on Thursday, October 26, 2017 at 10:00 a.m. Eastern Time to discuss its third quarter 2017 financial performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the live webcast on the Investors page. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call (877) 830-2636 within the United States or +1 (785) 424-1802 from outside the United States. Please call by 9:50 a.m. ET on October 26 and give the operator conference ID number 6767363.
An Internet replay of the conference call will be available on InterDigital's website in the Investors section. In addition, a telephone replay will be available from 1:00 p.m. ET October 26 through 1:00 p.m. ET October 31. To access the recorded replay, call (888) 203-1112 or +1 (719) 457-0820 and use the replay code 6767363.
About InterDigital®
InterDigital develops mobile technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements include information regarding our current beliefs, plans and expectations, including, without limitation, our visibility with respect to revenues and future cash flows. Words such as "believe," "anticipate," "estimate," "expect," "project," "intend," "plan," "forecast," "goal," and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties.  Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with InterDigital's roadmap; (v) our ability to commercialize the company's technologies and enter into customer agreements; (vi) the failure of the markets for the company's current or new technologies and products to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of the company's technologies and products; (viii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees, delays in the timely receipt and final reviews of quarterly royalty reports from our licensees, delays in payments from our licensees and related matters; (ix) the resolution of current legal or regulatory proceedings, including any awards or judgments relating to such proceedings, additional legal or regulatory proceedings, changes in the schedules or costs associated with legal or regulatory proceedings or adverse rulings in such legal or regulatory proceedings; (x) changes or inaccuracies in market projections; and (xi) changes in the company's business strategy.
We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

Footnotes

1    Throughout this press release, net income (loss) and diluted earnings per share ("EPS") are attributable to InterDigital, Inc. (e.g., after adjustments for noncontrolling interests), unless otherwise stated.
2    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company's ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital's computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A detailed reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
REVENUES:
Per-unit royalty revenue	$10,081	$35,804	$37,338	$154,018
Fixed fee amortized royalty revenue	73,653	45,740	220,083	103,936
Current patent royalties	83,734	81,544	257,421	257,954
Past patent royalties	8,832	123,973	56,692	129,417
Total patent licensing royalties	92,566	205,517	314,113	387,371
Current technology solutions revenue	4,759	2,790	13,521	4,615
	$97,325	$208,307	$327,634	$391,986

OPERATING EXPENSES:
Patent administration and licensing	28,673	26,149	83,559	81,601
Development	15,924	15,560	52,228	50,438
Selling, general and administrative	11,853	9,880	36,056	31,790
	56,450	51,589	171,843	163,829

Income from operations	40,875	156,718	155,791	228,157

OTHER EXPENSE (NET)	(2,187)	(3,798)	(7,331)	(11,641)
Income before income taxes	38,688	152,920	148,460	216,516
INCOME TAX PROVISION	(3,963)	(49,397)	(29,413)	(46,813)
NET INCOME	$34,725	$103,523	$119,047	$169,703
Net loss attributable to noncontrolling interest	(811)	(943)	(2,744)	(2,828)
NET INCOME ATTRIBUTABLE TO INTERDIGITAL, INC.	$35,536	$104,466	$121,791	$172,531
NET INCOME PER COMMON SHARE — BASIC	$1.02	$3.05	$3.52	$4.99
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	34,709	34,280	34,589	34,607
NET INCOME PER COMMON SHARE — DILUTED	$1.00	$2.99	$3.40	$4.92
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	35,388	34,953	35,865	35,091
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.35	$0.30	$0.95	$0.70

SUMMARY CONSOLIDATED CASH FLOWS
(dollars in thousands)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Income before income taxes	$38,688	$152,920	$148,460	$216,516
Taxes paid	(15,063)	(6,341)	(29,173)	(58,626)
Non-cash expenses	21,772	21,048	66,463	66,529
Increase in deferred revenue	142,610	41,952	330,387	324,122
Deferred revenue recognized	(84,594)	(172,681)	(240,331)	(242,104)
Increase (decrease) in operating working capital, deferred charges and other	1,336	(47,026)	(177,465)	(105,573)
Capital spending and capitalized patent costs	(9,872)	(9,117)	(27,248)	(27,751)
FREE CASH FLOW	94,877	(19,245)	71,093	173,113

Payments on long-term debt	—	—	—	(230,000)
Long-term investments	(2,500)	—	(3,201)	(2,000)
Acquisition of patents	—	(300)	—	(4,800)
Dividends paid	(10,413)	(6,858)	(31,107)	(20,849)
Taxes withheld upon vesting of restricted stock units	(46)	(43)	(22,236)	(3,368)
Share repurchases	—	(5,690)	—	(64,685)
Net proceeds from exercise of stock options	—	74	82	302
Unrealized (loss) gain on short-term investments	(93)	(287)	(180)	128
NET (DECREASE) INCREASE IN CASH AND SHORT-TERM INVESTMENTS	$81,825	$(32,349)	$14,451	$(152,159)

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	SEPTEMBER 30, 2017	DECEMBER 31, 2016
ASSETS
Cash & short-term investments	$967,212	$952,761
Accounts receivable (net)	400,126	228,464
Other current assets	52,966	39,894
Property & equipment and patents (net)	321,359	323,394
Other long-term assets (net)	194,459	183,340
TOTAL ASSETS	$1,936,122	$1,727,853

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, accrued liabilities, taxes payable & dividends payable	$89,427	$65,288
Current deferred revenue	351,012	360,192
Long-term deferred revenue	373,049	261,013
Long-term debt & other long-term liabilities	290,618	286,992
TOTAL LIABILITIES	1,104,106	973,485
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	820,101	739,709
Noncontrolling interest	11,915	14,659
TOTAL EQUITY	832,016	754,368
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,936,122	$1,727,853

RECONCILIATION OF FREE CASH FLOW TO NET CASH
PROVIDED BY (USED IN) OPERATING ACTIVITIES

In the summary consolidated cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Net cash provided by (used in) operating activities	$104,749	$(10,128)	$98,341	$200,864
Purchases of property, equipment, & technology licenses	(117)	(1,211)	(942)	(3,477)
Capitalized patent costs	(9,755)	(7,906)	(26,306)	(24,274)
Free cash flow	$94,877	$(19,245)	$71,093	$173,113

CONTACT:	InterDigital, Inc.:
Patrick Van de Wille
patrick.vandewille@interdigital.com
+1 (858) 210-4814